Exhibit 99.1

PHONE 480-693-5729 ▶ FAX 480-693-5546 ▶ INTERNET http://www.americawest.com

Contact:	Janice Monahan 480/693-5729

FOR IMMEDIATE RELEASE: Thursday, Sept. 4, 2003

AMERICA WEST REPORTS RECORD AUGUST TRAFFIC

     PHOENIX — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of August. Revenue passenger miles (RPMs) for August 2003 were a record 2.0 billion, an increase of 2.6 percent from August 2002. Capacity for August 2003 was 2.4 billion available seat miles (ASMs), a decrease of 1.5 percent from August 2002. The passenger load factor for the month of August was a record 82.1 percent versus 78.8 in August 2002.

     Year-to-date load factor was a record 77.1 percent, up 2.5 points from 2002. Year-to-date revenue passenger miles were a record 14.4 billion, an 8.4 percent increase from 2002. Available seat miles increased 4.8 percent for the current year to 18.6 billion.

     “We continued the trend of very strong revenue performance with significant increases in both yields and passenger loads last month. Our August yield improvement was our highest year-over-year increase in any month since March 1998,” said Scott Kirby, executive vice president, sales and marketing. “We continue to see benefits from our business-friendly fare structure and from the strategic yield management tactics we initiated this summer.”

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America West Airlines
August Traffic / 2

     The following summarizes America West’s August and year-to-date traffic results for 2003 and 2002:

	Aug. 2003	Aug. 2002	% Change

Revenue Passenger Miles (000)	1,969,765	1,920,266	2.6
Available Seat Miles (000)	2,400,017	2,435,850	(1.5)
Load Factor (percent)	82.1	78.8	3.3 pts.

	YTD 2003	YTD 2002	% Change

Revenue Passenger Miles (000)	14,370,809	13,257,913	8.4
Available Seat Miles (000)	18,634,990	17,783,763	4.8
Load Factor (percent)	77.1	74.6	2.5 pts.

Founded in 1983 and proudly celebrating its 20-year anniversary in 2003, America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. Today, America West serves 92 destinations in the U.S., Canada and Mexico.

-AWA-